A Special Announcement June 24, 2019 EXHIBIT 99.2

PCM is combining with Insight. Strengthens position as a market-leading IT solutions provider with global scale and deep technical talent.

Insight and PCM: Strategic Rationale A significant, strategic and powerful combination that supports Insight’s strategy. Expands the joint footprint in United States, Canada and the United Kingdom Adds more than 2,700 additional sales and technical resources to Insight’s business (over 7,500 client-facing teammates worldwide combined) Expands Insight’s position in the mid-market Adds the ability to leverage Insight’s marketing engine and solution area offerings across the expanded joint client base Strengthens our position with key partners

Why we’re excited about Insight World-Class Resources, Emerging Company Feel Culture & Connections Industry Credibility Expanded Global Footprint Combined Capabilities

Get to Know Us Who is Insight?

Insight at a glance 19 countries Operations in GLOBAL REACH serving clients around the globe 7,400+ Insight teammates worldwide ENGAGED WORKFORCE 4,800+ sales and service delivery professionals BROAD EXPERTISE $7.1B FINANCIAL STABILITY 1,800+ deep technical resources (U.S. only) KNOWLEDGE

Insight is highly regarded by its teammates. Positive Net Promoter Score (NPS) Results Current Employee Rating: 3.8

Insight is highly regarded in our industry. Fortune 500 #430 (2019) Fortune 100 Best Workplaces for Diversity Phoenix Business Journal #5 Best Places to Work (Extra Large Business) #12 500 #23 on Fortune 50 Best Workplaces in Technology Gartner Magic Quadrant for Managed Workplace Services, North America (third year in a row) Forrester Wave for Midsize Agile Software Development Service Providers (2019)

We live by our core values.

Insight Proprietary & Confidential. Do Not Copy or Distribute. © 2018 Insight Direct USA, Inc. All Rights Reserved.

The Insight strategy Supply Chain Optimization Invest smarter. Connected Workforce Work smarter. Cloud + Data Center Transformation Run workloads smarter. Digital Innovation Innovate smarter.

Insight’s culture & values in action Bring Your Dog to Work Day Bring Your Kid to Work Day Worldwide Fuchsia Fest

PCM Initial Details

Why we’re excited about PCM Opportunity to Share Values Incredible Capabilities & Scale Expanded Global Footprint Solution Area Expertise Hunger Heart Harmony Additional Sales & Technical Resources Expanded Mid-Market Position Access to large base of new clients Alignment with: Supply Chain Optimization Connected Workforce Cloud + Data Center Transformation

Our combined strengths: PCM value Mid-Market & Corporate Business Scale Public Sector Growth Significant Increase in Canadian Business Unique Operational Model United Kingdom Expansion $1.6B

Our combined strengths: Canada Significant increase in scale 300+ technical and service-delivery teammates in-market Offices in Toronto, Calgary, Edmonton, Vancouver Combined company would have been approx. $750M CDN and ranked #3 in Canada, according to CDN Top 100 2018 Combined company for Insight Canada (ICA) is >750 teammates The PCM Montreal team is equivalent of Insight Direct Canada (IDC) – 150 teammates Insight would gain advantage of PCM Cisco Gold Certification Stratiform – Cloud/security/Microsoft consulting expertise based in Calgary

Insight + PCM UK – Our Combined Strength DEEP PORTFOLIO & RELATIONSHIPS 3,000+ hardware, software and cloud partners ENGAGED WORKFORCE 1,000+ teammates ENHANCED SERVICE CAPABILITIES 600+ sales and service delivery professionals 20,000+ ACTIVE CLIENTS SMB through to global and Public Sector organisations OPERATIONS IN 7 locations Sheffield, Uxbridge, Slough, Manchester, Wellingborough, Liverpool, Glasgow

Timeline and Next Steps Now and Post-Close

What to know about our next steps Sharing Best Practices Insight's Strong Global Brand Integration Planning

Today 2H 2019 Maintain continuity for clients Integration planning Expected Close Quiet Period Anticipated timeline

Leadership Who’s Running Things

Leadership Together, the Insight and PCM executive teams will shape the future of our joint organization.

Insight's organization

Ken Lamneck
President & CEO,
Insight Enterprises





Glynis Bryan
Chief Financial Officer,
Insight Enterprises



Jeff Shumway
Chief Information Officer,
Insight Enterprises



Sam Cowley
General Counsel,
Insight Enterprises



Mike Morgan
VP & Managing Director,
Insight APAC



Steve Dodenhoff
President,
Insight North America



Wolfgang Ebermann
President,
Insight EMEA



Jen Vasin
SVP, Human Resources,
Insight Enterprises



Mike Gaumond
SVP, Global Transformation,
Insight Enterprises



John Dathan
SVP & GM, Insight Canada



Emma de Sousa
SVP, UK & EMEA Marketing,
Insight EMEA

Insight
Insight Proprietary & Confidential. Do Not Copy or Distribute. © 2019 Insight Direct USA, Inc. All Rights Reserved.
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Priorities in the Transition Important Details

Goals for this merger Key Priorities Extend a warm welcome to PCM teammates and clients to our unique Insight experience and culture.  Be as transparent as able (given regulatory limitations) with all Insight and PCM teammates about forthcoming events. Ensure the core of both organizations remain focused and continue to compete vigorously in the marketplace during the time before closing. Create the right alignment of the combined companies to maximize the opportunities to deliver Intelligent Technology Solutions™ to our newly combined client base, providing them with an excellent client experience.

What to expect Reminders for ALL Teammates Do operate in the ordinary course. This means Insight and PCM will continue to operate completely separately. Do continue to provide a great customer experience for your clients and raise concerns of conflict with the leadership team. Do not reach out or contact Insight teammates. Do not schedule introductory meetings or “meet and greets.” Do not share competitive information at all. Do not proactively connect via LinkedIn or other social media. Do initiate social media connections after the transaction closes. Do not add to or alter any announcement communications or reference materials in any way per SEC regulatory compliance guidelines.

Important Information Cautionary Note Regarding Forward-Looking Statements Certain statements contained in this communication may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can typically be identified by such words as “aim”, “anticipate,” “believe,” “continue,” “could,” “estimate,” “evolve,” “expect,” “forecast,” “intend,” “looking ahead,” “may,” “opinion,” “plan,” “possible,” “potential,” “project,” “should,” “will,” and variations of such words and other similar expressions. These forward-looking statements are only predictions based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. There are important factors that could cause actual results to differ materially from the results expressed or implied by forward-looking statements, including (i) the risk factors set forth under “Risk Factors” in Insight's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, in PCM's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, set forth in Insight's or PCM's subsequent Quarterly Reports on Form 10-Q or set forth in Insight's or PCM's other filings with the SEC and (ii) any of the following: the failure of Insight to obtain the financing anticipated to consummate the Merger; the failure to consummate or a delay in the consummation of the Merger for other reasons; the timing to consummate the Merger; the risk that a condition to the consummation of the Merger, including the receipt of any required regulatory approvals, may not be satisfied or waived; the failure of PCM's shareholders to approve the Merger; unexpected costs or liabilities in connection with the consummation of the Merger; Insight's inability to achieve expected synergies and operating efficiencies as a result of the Merger, whether within the expected time frames, without undue difficulty, cost or expense, or at all; Insight's inability to successfully integrate PCM's operations into its own, whether within expected time frames, without undue difficulty, cost or expense, or at all; the level of revenues following the transaction, which may be lower than expected; operating costs, customer loss and business disruptions arising from the Merger and the pendency or consummation thereof (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers), which may be greater than expected; uncertainties surrounding the transaction; the outcome of any legal proceedings related to the transaction; other adverse economic, business, and/or competitive factors; risks that the pending transaction distracts the management of Insight or PCM or disrupts current plans and operations; Insight's ability to retain key PCM and Insight employees; and other risks to consummation of the transaction, including circumstances that could give rise to the termination of the merger agreement and the risk that the transaction will not be consummated within the expected time period, without undue delay, cost or expense, or at all. All forward-looking statements are qualified by, and should be considered in conjunction with, these cautionary statements. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which such statements are made. Except as required by applicable law, neither Insight nor PCM undertakes any obligation to update forward-looking statements to reflect events or circumstances arising after such date. Additional Information and Where to Find It In connection with the Merger, PCM will file with the SEC a proxy statement on Schedule 14A (the “Proxy Statement”), as well as other relevant materials regarding the Merger. Following the filing of the definitive Proxy Statement with the SEC, PCM will mail the definitive Proxy Statement and a proxy card to each shareholder entitled to vote at the special meeting relating to the Merger. PCM SHAREHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT AND OTHER MATERIALS RELATING TO THE MERGER (AND ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The definitive proxy statement, the preliminary proxy statement and other relevant materials regarding the Merger (when they become available), and any other documents filed by PCM with the SEC, may be obtained free of charge at the SEC's website (http://www.sec.gov), at PCM’s investor website (http://investor.pcm.com or by writing or calling PCM at Office of the Secretary of the Company, 1940 E. Mariposa Avenue, El Segundo, CA 90245 or (310) 354-5600. Participants in the Solicitation PCM and its directors are, and PCM's officers and Insight and its directors and officers may be deemed to be, participants in the solicitation of proxies from PCM's shareholders with respect to the Merger described in the Proxy Statement. Information about PCM's directors and executive officers and their ownership of PCM's common stock is set forth in PCM's Form 10-K/A filed with the SEC on April 30, 2019 (PCM's “Form 10-K/A”). To the extent that holdings of PCM's securities have changed since the amounts printed in PCM's Form 10-K/A, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding the identity of the participants in the proxy solicitation and their direct or indirect interests in the transaction, by security holdings or otherwise, will be set forth in the Proxy Statement and other materials to be filed with SEC in connection with the Merger. Information about the directors and executive officers of Insight is set forth in the proxy statement for Insight's 2019 Annual Meeting of Stockholders, which was filed with the SEC on April 10, 2019.